Exhibit 99.1

Beverly Subsidiary to Purchase Hospice USA, Doubling Size of Current Hospice Operations

     FORT SMITH, Ark.--(BUSINESS WIRE)--May 27, 2004--Beverly Enterprises, Inc. (NYSE:BEV) today announced that its AseraCare Hospice subsidiary signed a definitive agreement to purchase the assets of Hospice USA, LLC, a privately held company providing hospice services in Mississippi, Alabama and Tennessee. The acquisition is expected to be accretive to Beverly's pre-tax income by more than $6 million in the first full year. The cash transaction is subject to normal licensure and government approvals, and is expected to close around July
31. The purchase price is not being disclosed.
     Hospice USA, based in Memphis (TN), currently operates 18 hospice agencies and has another 16 under development. Its average daily census totals 900 patients, up significantly from 649 during the fourth quarter of 2002 and 356 at year-end 2001. Revenues for Hospice USA are projected to total $37 million for 2004.
     AseraCare currently provides services to 1,100 hospice patients through 25 agencies in 10 states, and another eight locations are being developed during 2004. AseraCare revenues for 2004, excluding this acquisition, are projected to exceed $50 million.
     "This acquisition nearly doubles the size of our current hospice operations and reflects our strategic commitment to significantly grow our eldercare service businesses," said William R. Floyd, Beverly Chairman and Chief Executive Officer. "Hospice USA will give us a strong market position in three states where we operate 29 skilled nursing facilities and two assisted living centers but currently have no hospice agencies, and it complements the aggressive internal growth of AseraCare."
     Floyd added: "Beverly's eldercare service businesses - primarily Aegis Therapies and AseraCare - enable us to apply our skilled nursing facility experience to closely related operations, where profit margins are higher and on-going capital investment requirements are lower. We have achieved significant synergies among these businesses in recent years, and expect that additional efficiencies will result from the integration of Hospice USA operations."
     The expanded AseraCare subsidiary will report to Cindy Susienka, President and Chief Operating Officer of the subsidiary and Executive Vice President of Beverly Enterprises, Inc.

     This release is intended to be disclosure through methods reasonably designed to provide broad, non-exclusionary distribution to the public in compliance with the Securities and Exchange Commission's Fair Disclosure Regulation. This release may contain forward-looking statements, including statements related to performance in 2004 and beyond, made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include: national and local economic conditions, including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including the company's compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries; the effects of adopting new accounting standards; the ability to integrate acquisitions and realize synergies and accretion; liabilities and other claims asserted against the company, including patient care liabilities, as well as the resolution of lawsuits brought about by the announcement or settlement of government investigations and increases in the reserves for patient care liabilities; the ability to predict future reserves related to patient care and workers' compensation liabilities; our ability to obtain adequate insurance coverage with financially viable insurance carriers, as well as the ability of our insurance carriers to fulfill their obligations; the ability to replace or refinance debt obligations; the ability to reduce overhead costs, obtain pricing concessions from suppliers, improve the effectiveness of our fundamental business processes and develop new sources of profitable revenues; the ability to execute our strategic growth initiatives and implement our strategy to divest certain of our nursing facilities in a timely manner at fair values; the ability to attract and retain qualified personnel; the availability and terms of capital to fund acquisitions, capital improvements and on-going operations; the competitive environment in which the company operates; the ability to repurchase our stock and changes in the stock price after any such repurchases; the ability to maintain and increase census levels; and demographic changes. These and other risks and uncertainties that could affect future results are addressed in the company's filings with the Securities and Exchange Commission, including Forms 10-K and 10-Q.

     Beverly Enterprises, Inc. and its operating subsidiaries are leading providers of healthcare services to the elderly in the United States. At April 30, 2004, we operated 368 skilled nursing facilities, as well as 19 assisted living centers, and 25 hospice centers. Through Aegis Therapies, we also offer rehabilitative services on a contract basis to nursing facilities operated by other care providers.

     CONTACT: Beverly Enterprises, Inc., Fort Smith
              Investor Contact:
              James M. Griffith, 479-201-5514
              or
              News Media Contact:
              Blair C. Jackson, 479-201-5263
              www.beverlycares.com